EXHIBIT (a)(1)(v)

Offer to Purchase for Cash
by
OFFICEMAX INCORPORATED
Up to 23,500,000 Shares of its Common Stock
(Including the Associated Common Stock Purchase Rights)
At a Purchase Price Not Greater Than $34.00 nor Less Than $30.00 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, APRIL 28, 2005,
UNLESS THE TENDER OFFER IS EXTENDED.

March 30, 2005

To Our Clients:

        OfficeMax Incorporated, a Delaware corporation, is offering to purchase for cash up to 23,500,000 shares of its common stock, par value $2.50 per share, at a price not greater than $34.00 nor less than $30.00 per share, net to the seller in cash, without interest. Enclosed for your consideration are the Offer to Purchase dated March 30, 2005, and the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer. The description of the tender offer in this letter is only a summary and is qualified by all of the terms and conditions of the tender offer set forth in the Offer to Purchase and the Letter of Transmittal.

        OfficeMax will determine a single per share price not greater than $34.00 nor less than $30.00 that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. OfficeMax will select the lowest purchase price that will allow it to purchase 23,500,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn in the tender offer. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by OfficeMax, subject to the "odd lot," conditional tender and proration provisions described in the Offer to Purchase. OfficeMax will pay the same purchase price for all shares acquired in the tender offer. OfficeMax reserves the right, in its sole discretion, to purchase more than 23,500,000 shares in the tender offer, subject to applicable Securities and Exchange Commission ("SEC") rules. Shares tendered at prices above the purchase price and shares not purchased because of proration or conditional tender provisions will be returned to the tendering shareholders at OfficeMax's expense promptly following the expiration date. See Section 1 and Section 3 of the Offer to Purchase.

        If at the expiration of the tender offer more than 23,500,000 shares (or any such greater number of shares as OfficeMax may elect to purchase, subject to applicable SEC rules) are properly tendered at or below the purchase price selected by OfficeMax, OfficeMax will buy shares:

          (i)    first, from all holders of "odd lots" of less than 100 shares (not including any shares held in the OfficeMax Savings Plan (the "401(k) Plan")) who properly tender all of their shares at or below the purchase price selected by OfficeMax and do not properly withdraw them before the expiration date;

          (ii)    second, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price selected by OfficeMax (except for shareholders who tendered subject to the condition that a specified minimum number of shares be purchased as described in Section 6 of the Offer to Purchase and whose condition was not satisfied); and

          (iii)   third, only if necessary to permit OfficeMax to purchase 23,500,000 shares (or such greater number of shares as OfficeMax may elect to purchase, subject to applicable SEC rules), from holders who have tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. See Section 1 and Section 6 of the Offer to Purchase.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

        OfficeMax's directors and executive officers have indicated that they do not intend to tender any shares in the tender offer. See Section 11 of the Offer to Purchase.

        We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the letter of transmittal for your information only; you cannot use it to tender shares we hold for your account.

        Please note the following:

          1.     You may tender your shares at prices not greater than $34.00 nor less than $30.00 per share, as indicated in the attached Instruction Form, net to you in cash, without interest.

          2.     You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your tendered shares will be purchased in the event of proration.

          3.     The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions set forth in Section 7 of the Offer to Purchase.

          4.     The tender offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, April 28, 2005, unless OfficeMax extends the tender offer.

          5.     The tender offer is for 23,500,000 shares, constituting approximately 25% of the shares outstanding as of March 29, 2005.

          6.     Tendering shareholders who are tendering shares held in their name or who tender their shares directly to the Depositary (as defined in the Offer to Purchase) will not be obligated to pay any brokerage commissions or fees to OfficeMax or the Dealer Manager, Goldman, Sachs & Co., solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on OfficeMax's purchase of shares in the tender offer.

          7.     If you wish to tender portions of your shares at different prices, you must complete and submit a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

          8.     If you own beneficially less than 100 shares (not including any shares held in the 401(k) Plan) and wish to take advantage of the odd lot preference by (i) instructing us to tender on your behalf ALL of the shares you own at or below the purchase price before the expiration date, and (ii) checking the box captioned "Odd Lots" on the attached Instruction Form, OfficeMax, on the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

          9.     If you wish to condition your tender upon the purchase of all shares tendered or upon OfficeMax's purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. OfficeMax's purchase of shares from all tenders that are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the box entitled "Conditional Tender" in the attached Instruction Form.

          10.   The Board of Directors of OfficeMax has approved the tender offer. However, neither OfficeMax, nor any member of its Board of Directors, the Dealer Manager, the Depositary, the Information Agent, or the Trustee of the 401(k) Plan, makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them.

        Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the expiration date of the tender offer. Please note that the tender offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, April 28, 2005, unless the tender offer is extended.

        If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares that we hold beneficially for your account unless you specify otherwise on the attached Instruction Form.

        The tender offer is being made solely pursuant to the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of shares of common stock of OfficeMax. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of OfficeMax residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

Instructions for Tender of Shares Common Stock
of
OFFICEMAX INCORPORATED

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 30, 2005, and the related Letter of Transmittal, which, as may be amended and supplemented from time to time, together constitute the tender offer, in connection with the offer by OfficeMax Incorporated, a Delaware corporation ("OfficeMax"), to purchase for cash up to 23,500,000 shares of its common stock at a price, net to the seller in cash, without interest, not greater than $34.00 nor less than $30.00 per share, specified by the undersigned, on the terms and subject to the conditions of the tender offer. All shares tendered and purchased will include the tender and purchase of the associated common stock purchase rights issued pursuant to the Renewed Rights Agreement, dated as of September 25, 1997 and amended and restated as of December 12, 2003, and, unless the context otherwise requires, all references in this document to shares include the associated common stock purchase rights.

        The undersigned hereby instruct(s) you to tender to OfficeMax the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, at the price per share indicated below, on the terms and subject to the conditions of the tender offer.

AGGREGATE NUMBER OF SHARES TO BE TENDERED BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED:               SHARES

PRICE (IN DOLLARS) PER SHARE
AT WHICH SHARES ARE BEING TENDERED
(SEE INSTRUCTION 5 IN THE LETTER OF TRANSMITTAL)

        Check only one box under (1) or (2) below. If more than one box or if no box is checked, there is no valid tender of shares.

1.
Shares Tendered at Price Determined in the Tender Offer

☐
The undersigned wants to maximize the chance of having OfficeMax accept for purchase all of the shares that the undersigned is tendering (subject to the possibility of proration). Accordingly, BY CHECKING THIS BOX INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders shares at, and is willing to accept, the purchase price determined by OfficeMax in accordance with the terms of the tender offer and resulting from the tender offer process. This action may have the effect of lowering the purchase price and could result in receiving a price per share as low as $30.00 per share.

OR

2.
Shares Tendered at Price Determined by Shareholder

☐
By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER "Shares Tendered at Price Determined in the Tender Offer," the undersigned hereby tenders shares at the purchase price checked. This action could result in none of the shares being purchased if the purchase price determined by OfficeMax for the shares is less than the purchase price checked below. A shareholder who desires to tender shares at more than one purchase price must complete a separate Letter of Transmittal for each price at which shares are tendered.

  The same shares cannot be tendered, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase, at more than one purchase price.

☐ $30.00	☐ $30.60	☐ $31.20	☐ $31.80	☐ $32.40	☐ $33.00	☐ $33.60

☐ $30.20	☐ $30.80	☐ $31.40	☐ $32.00	☐ $32.60	☐ $33.20	☐ $33.80

☐ $30.40	☐ $31.00	☐ $31.60	☐ $32.20	☐ $32.80	☐ $33.40	☐ $34.00

ODD LOTS
(SEE INSTRUCTION 6 IN THE LETTER OF TRANSMITTAL)

        To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record as of the expiration date, an aggregate of fewer than 100 shares. The undersigned either (check one box):

☐
is the beneficial or record owner of an aggregate of fewer than 100 shares (not including any shares held in the 401(k) Plan), all of which are being tendered; or

☐
is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of those shares.

        In addition, the undersigned is tendering shares either (check one box):

☐
at the purchase price, as the same shall be determined by OfficeMax in accordance with the terms of the tender offer (persons checking this box need not indicate the price per share above); or

☐
at the price per share indicated under the caption "Shares Tendered at Price Determined by Shareholder" in the box entitled "Price (in Dollars) Per Share at Which Shares are Being Tendered" above in this Instruction Form.

CONDITIONAL TENDER
(SEE INSTRUCTION 7 IN THE LETTER OF TRANSMITTAL)

        A shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered must be purchased if any shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless OfficeMax purchases the minimum number of shares indicated below in the tender offer, it will not purchase any of the shares tendered by such shareholder. It is the responsibility of the tendering shareholder to calculate that minimum number of shares that must be purchased if any are purchased, and OfficeMax urges shareholders to consult their own tax advisors before completing this section. Unless the box below has been checked and a minimum specified, the tender will be deemed unconditional.

☐
The minimum number of my shares that must be purchased, if any are purchased, is:                            shares.

        If, because of proration, the minimum number of shares designated will not be purchased, OfficeMax may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her shares and checked the box below.

☐
The tendered shares represent all shares held by the undersigned.

        THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

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